Exhibit 10.21

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”), made between Neoleukin Therapeutics, Inc., a Delaware corporation (the “Company”), and Priti Patel (the “Executive” and, collectively with the Company, the “Parties”), is entered into as of April 14, 2021, to be effective as of the Effective Date (as defined below).

Whereas, the Company desires for Executive to provide services to the Company and wishes to provide Executive with certain compensation and benefits in return for such employment services; and

Whereas, Executive wishes to be employed by the Company and to provide personal services to the Company in return for certain compensation and benefits.

Now, Therefore, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.Employment by the Company.

1.1Employment. This Agreement shall govern the terms of Executive’s employment with the Company, effective as of the commencement of Executive’s employment with the Company, which shall occur on April 30, 2021 (the “Effective Date”).

1.2Position. Executive shall serve as the Company’s Chief Medical Officer. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company.

1.3Duties and Location. Executive shall perform such duties as are typically performed by a Chief Medical Officer. Executive will report to the Company’s Chief Executive Officer. Executive’s primary office location shall be remote, with monthly travel to the Company’s office located in Seattle, Washington. It is expected that Executive’s visits will be approximately 6-8 days per month in the first 6 months of employment and as determined based on the needs of the Company thereafter. Executive may be required to travel more during certain months depending on the needs of the Company. The Company will cover Executive’s reasonable travel expenses associated with such visits in accordance with the Company’s expense reimbursement policy, as in effect from time to time.

1.4Policies and Procedures. The employment relationship between the Parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2.Compensation.

2.1Salary. For services to be rendered hereunder, Executive shall receive a base salary at the rate of Four Hundred and Forty Thousand U.S. Dollars ($440,000) per year (such base salary, as may be increased (but not decreased) from time to time, the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.

2.2Signing Bonus. The Company will pay Executive a $100,000 signing bonus (the “Signing Bonus”), less applicable taxes and deductions, payable within one month following the Effective

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Date. If Executive’s employment is terminated by the Company for Cause (as defined below) or if Executive voluntarily terminates employment with the Company, in each case within the first twelve (12) months of employment, Executive agrees to reimburse the Company for the gross amount of the Signing Bonus and authorizes the Company to withhold the reimbursement amount from any payment owed to the extent permitted by applicable Law.

1.3Annual Bonus. Executive will be eligible for an annual discretionary bonus of up to 40% of Executive’s Base Salary (the “Annual Bonus”). Whether Executive receives an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined by the Company’s Board of Directors (the “Board”) or the compensation committee thereof in its sole discretion based upon the Company’s and Executive’s achievement of objectives and milestones to be determined on an annual basis by the Board or the compensation committee thereof. Annual Bonuses are typically paid no later than March 15th of the year following the applicable bonus year. Executive will not be eligible for, and will not earn, any Annual Bonus (including a prorated bonus) if Executive’s employment terminates for any reason before any Annual Bonus is paid, except as otherwise expressly provided in Sections 6.2 and
6.3 below.

3.Standard Company Benefits. Executive shall be entitled to participate in all employee benefit programs for which Executive is eligible under the terms and conditions of the benefit plans that may be in effect from time to time and provided by the Company to its employees.

4.Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in furtherance or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

5.Equity.

5.1Stock Option. On or as soon as practicable following the Effective Date, as an inducement to enter into this Agreement, the Company will grant Executive an option (the “Stock Option”) to purchase Four Hundred and Seventy-Five Thousand (475,000) shares of the Company’s common stock with a per-share exercise price equal to the fair market value of a share of the Company’s common stock on the date of grant, as determined by the Board or the compensation committee thereof. 1/4th of the shares underlying the Stock Option will vest and become exercisable on the one-year anniversary of the grant date, and 1/48th of the shares underlying the Stock Option will vest and become exercisable on a monthly basis thereafter, such that 100% of the shares underlying the Stock Option shall be vested and exercisable as of the four-year anniversary of the grant date, in each case so long as Executive remains employed by the Company through each applicable vesting date. The Stock Option will be subject to terms and conditions consistent with those provided in the Company’s 2014 Equity Incentive Plan, as may be amended, and will be governed in all respects by the terms of the stock option agreement to be entered into between Executive and the Company, except as specifically provided herein. Further details regarding the Stock Option will be provided to Executive upon approval of such grant by the Board.

5.2Restricted Stock Unit. In addition, on or as soon as practicable following the Effective Date, as an inducement to enter into this Agreement, the Company will grant Executive a restricted stock unit award (“RSU”) representing the opportunity to receive an aggregate of 20,000 shares of the Company’s common stock. The shares underlying the RSU will vest in two equal installments on the first and second anniversaries of the date of grant date, in each case so long as the Executive remains employed by the Company through each applicable vesting date. The RSU will be subject to terms and conditions consistent with those provided in the Company’s 2014 Equity Incentive Plan, as may be amended, and will be governed in all respects by the terms of the restricted stock unit agreement to be entered into between Executive and the Company, except as specifically provided herein. Further details regarding the RSU will be provided to Executive upon approval of such grant by the Board.

6.Termination of Employment; Severance.

6.1At-Will Employment. Executive’s employment relationship is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause or advance notice. In the event Executive’s employment relationship is terminated for any reason, Executive shall be entitled to receive Executive’s earned but unpaid Base Salary, unreimbursed business expenses properly incurred by Executive pursuant to Section 4 and any other compensation or benefit earned by or owed to (but not yet paid to) Executive through and including the date of termination, payable in a lump sum on the next regularly scheduled payroll date following the date on which Executive’s employment terminated, or at such other date as shall be specified under the terms of the employee benefit plan pursuant to which such compensation or benefit is payable.

6.2Severance Benefits for Termination Without Cause or Resignation with Good Reason Unrelated to a Change of Control. In the event Executive’s employment with the Company is terminated by the Company without Cause or Executive resigns for Good Reason prior to a Change of Control (as defined below) or more than twelve (12) months following a Change of Control, provided that Executive remains in compliance with the terms of this Agreement and the Confidentiality Agreement (as defined below) and subject to Section 7 below, the Company or its successor, as the case may be, shall provide Executive with the following severance benefits:

(i)The Company shall pay Executive, as severance, the equivalent of nine (9) months of Executive’s Base Salary in effect as of the date of Executive’s employment termination. This severance will be paid in the form of salary continuation, payable on the Company’s regular payroll dates, subject to standard payroll deductions and withholdings, starting on the 60th day after Executive’s termination date, with the first payment to include those payments that would have occurred earlier but for the 60-day delay.

(ii)Provided that Executive is then eligible for and timely elects continued coverage under COBRA, the Company shall pay Executive’s COBRA premiums to continue Executive’s coverage (including coverage for eligible dependents, if applicable) through the period starting on Executive’s termination date and ending on the earliest to occur of: (a) nine (9) months following Executive’s termination date; (b) the date Executive becomes eligible for comparable group health insurance coverage through a new employer; or (c) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Executive becomes covered under another employer’s comparable group health plan or otherwise ceases to be eligible for COBRA during this time period, Executive must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without a substantial risk of violating applicable law, the Company instead shall pay to Executive, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month, subject to applicable tax withholdings, for the remainder of the COBRA premium period. Executive may, but is not obligated to, use such payments toward the cost of COBRA premiums.

(iii)The Company shall pay Executive any earned but unpaid Annual Bonus due and owing to her for the prior fiscal year if not paid by the Company as of the date of her termination, payable in a lump sum, less deductions and withholdings, at the same time as the first severance payment described in Section 6.2(i).

6.3Severance Benefits for Termination Without Cause or Resignation with Good Reason Related to a Change of Control. In the event Executive’s employment with the Company is terminated by the Company without Cause or Executive resigns for Good Reason during the twelve (12) month period immediately following a Change of Control, and provided that Executive remains in compliance with the terms of this Agreement and the Confidentiality Agreement and subject to Section 7 below, the Company, or its successor, as the case may be, shall provide Executive with the following severance benefits:

(i)The Company shall pay Executive, as severance, the equivalent of twelve
(12) months of Executive’s base salary in effect as of the date of Executive’s employment termination. This severance will be paid in the form of salary continuation, payable on the Company’s regular payroll dates, subject to standard payroll deductions and withholdings, starting on the 60th day after Executive’s termination date, with the first payment to include those payments that would have occurred earlier but for the 60-day delay.

(ii)Provided that Executive is then eligible for and timely elects continued coverage under COBRA, the Company shall pay Executive’s COBRA premiums to continue Executive’s coverage (including coverage for eligible dependents, if applicable) through the period starting on Executive’s termination date and ending on the earliest to occur of: (a) twelve (12) months following Executive’s termination date; (b) the date Executive becomes eligible for comparable group health insurance coverage through a new employer; or (c) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Executive becomes covered under another employer’s comparable group health plan or otherwise ceases to be eligible for COBRA during this time period, Executive must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without a substantial risk of violating applicable law, the Company instead shall pay to Executive, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month, subject to applicable tax withholdings, for the remainder of the COBRA premium period. Executive may, but is not obligated to, use such payments toward the cost of COBRA premiums.

(iii)The Company shall pay Executive any earned but unpaid Annual Bonus due and owing to her for the prior fiscal year if not paid by the Company as of the date of her termination, as well as an amount equal to 100% of Executive’s target Annual Bonus for the year in which Executive’s termination occurs. Such bonus amounts will be payable in a lump sum, less deductions and withholdings, at the same time as the first severance payment described in Section 6.3(i) above. For the avoidance of doubt, the amounts payable pursuant to this Section 6.3(iii) shall not be subject to proration based on the portion of the year elapsed as of the date of termination.

(iv)The vesting of all unvested equity-based incentive compensation awards then held by Executive shall be accelerated such that 100% of the shares underlying such awards shall be deemed immediately vested and exercisable; provided that, in the case of any unvested equity-based incentive compensation awards that are subject to performance-based vesting terms as of the date of such termination, the treatment of such performance-based vesting conditions shall be governed by the applicable equity plan and award agreement.

6.4Termination for Cause; Resignation Without Good Reason; Death or

Disability.

(i)If Executive resigns without Good Reason or the Company terminates
Executive’s employment for Cause, Executive shall not be entitled to receive any payments or benefits under this Agreement, other than as set forth in Section 6.1. In addition, Executive shall resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.

(ii)Executive’s employment shall terminate automatically upon the death or Total Disability of Executive. “Total Disability” shall mean Executive’s inability, with reasonable accommodation, to perform the duties of her position for a period or periods aggregating ninety (90) calendar days in any period of one hundred eighty days (180) consecutive days as a result of any medically recognized physical or mental illness, loss of legal capacity or any other cause beyond Executive’s control. Executive and the Company hereby acknowledge that Executive’s ability to perform the duties specified in Section 1 is the essence of this Agreement. Termination hereunder shall be deemed to be effective (a) at the end of the calendar month in which Executive’s death occurs or (b) immediately upon a reasonable determination by the Board or the compensation committee thereof of Executive’s Total Disability. In the case of termination of employment under this Section 6.4(ii), Executive shall not be entitled to receive any payments or benefits under this Agreement, other than as set forth in Section 6.1.

7.Conditions to Receipt of Severance Benefits. The receipt of the severance benefits set forth in Sections 6.2 and 6.3 above shall be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company and Executive (the “Separation Agreement”) no later than 60 days following the date of termination. No severance benefits will be paid or provided unless and until the Separation Agreement becomes effective and non- revocable. Executive shall also resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.

8.Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code” and “Section 409A”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. All payments and benefits that are payable upon a termination of employment hereunder shall be paid or provided only upon Executive’s “separation from service” from the Company (within the meaning of Section 409A). For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s termination to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i), and if any of the payments upon termination set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six-month period measured from the date of Executive’s termination with the Company, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

9.Section 280G. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 9, would be subject to the excise tax imposed by Section 4999 of the Code, then, Executive’s severance and other benefits under this Agreement shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance and other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Employee on an after-tax basis of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Any reduction shall be made in the following manner: first a pro rata reduction of (i) cash payments subject to Section 409A as deferred compensation and (ii) cash payments not subject to Section 409A, and second a pro rata cancellation of
(i) equity-based compensation subject to Section 409A as deferred compensation and (ii) equity-based compensation not subject to Section 409A. Reduction in either cash payments or equity compensation benefits shall be made pro-rata between and among benefits which are subject to Section 409A and benefits which are exempt from Section 409A. Unless the Company and Employee otherwise agree in writing, any determination required under this Section 9 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 9, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 9. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 9.

10.Definitions.

10.1Cause. For purposes of this Agreement, “Cause” for termination will mean: (a) a material breach of any of Executive’s obligations or duties pursuant to this Agreement or the Confidentiality Agreement, which remains uncured seven days after Executive becomes aware of the breach by formal written notification by the Company; (b) gross negligence or willful misconduct in the course of employment; (c) any action or activity that is contrary to applicable insider trading rules or any other applicable securities rules or legislation; or (d) a material act or omission involving substantial dishonesty or fraud that harms or would reasonably be expected to harm the Company.

10.2Good Reason. For purposes of this Agreement, Executive shall have “Good Reason” for resignation from employment with the Company if any of the following actions are taken by the Company without Executive’s prior written consent: (a) prior to a Change of Control, any change in reporting to any person other than the Chief Executive Officer or the Board, (b) any material and adverse change to Executive’s position, authority, responsibilities, or job location in effect under this Agreement;
(c)any material reduction in Base Salary or Annual Bonus opportunity as provided under this Agreement;
(d)an assignment to Executive of any duties materially inconsistent with Executive’s status as Chief Medical Officer; or (e) any failure to secure the agreement of any successor entity to fully assume the

Company’s obligations under this Agreement. In order to resign for Good Reason, Executive must provide written notice to the Board within 60 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Executive’s resignation, allow the Company at least 30 days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, Executive must resign from all positions Executive then holds with the Company not later than 90 days after the expiration of the cure period.

10.3Change of Control. For purposes of this Agreement, “Change of Control” means the occurrence of one or more of the following: (a) a merger, a consolidation, a reorganization or an arrangement that results in a transfer of more than fifty percent (50%) of the total voting power of the Company’s outstanding securities to a person or a group of persons different from a person or a group of persons holding those securities immediately prior to such transaction (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company); (b) a direct or indirect sale or other transfer of beneficial ownership of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities to a person or a group of persons different from a person or a group of persons holding those securities immediately prior to such transaction (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company); (c) a direct or indirect sale or other transfer of the right to appoint more than fifty percent (50%) of the directors of the Board or otherwise directly or indirectly control the management, affairs and business of the Company to a person or a group of persons different from a person or a group of persons holding this right immediately prior to such transaction (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company); (d) a direct or indirect sale or other transfer of all or substantially all of the assets of the Company to a person or a group of persons different from a person or a group of persons holding those assets immediately prior to such transaction (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company); or (e) a complete liquidation, dissolution or winding-up of the Company; provided, however, that a Change of Control will not be deemed to have occurred if such Change of Control results solely from the issuance, in connection with a bona fide financing or series of financings by the Company, of voting securities of the Company or any rights to acquire voting securities of the Company which are convertible into voting securities.

11.Proprietary Information Obligations. As a condition of employment, Executive shall execute and abide by the Company’s standard form of Employee Invention Assignment, Confidentiality and Non-Competition Agreement (the “Confidentiality Agreement”).

12.Outside Activities During Employment.

12.1Non-Company Business. Except with the prior written consent of the Board, Executive will not during the term of Executive’s employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder.

12.2No Adverse Interests. Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

13.Dispute Resolution. To ensure the timely and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, including but not limited to statutory claims, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Seattle, Washington conducted by JAMS, Inc. (“JAMS”) under the then applicable JAMS rules or by another arbitration provider if mutually agreed upon by Executive and Board. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Company acknowledges that Executive will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of Executive if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

14.General Provisions.

14.1Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by email or fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.

14.2Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

14.3Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

14.4Complete Agreement. This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between Executive and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the Parties’ agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by a duly authorized officer of the Company.

14.5Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

14.6Headings. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

14.7Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

14.8Tax Withholding and Indemnification. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to the Agreement.

14.9Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of Washington.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first written above.

NEOLEUKIN THERAPEUTICS, INC.

By:
Name: Jonathan Drachman
Title: Chief Executive Officer

PRITI PATEL

[Signature Page to P. Patel Employment Agreement]